As filed with the Securities and Exchange Commission on March 24, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AT HOME GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	45-3229563
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1600 East Plano Parkway

Plano, Texas, 75074

(972) 265-6227

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Amended and Restated At Home Group Inc. Equity Incentive Plan

(Full title of the Plan)

Jeffrey R. Knudson

Chief Financial Officer

At Home Group Inc.

1600 East Plano Parkway

Plano, Texas 75074

(972) 265-6227

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mary Jane Broussard Chief Administrative Officer, General Counsel & Corporate Secretary At Home Group Inc. 1600 East Plano Parkway Plano, Texas 75074 (972) 265-6227	Michael S. Ben, Esq. Honigman LLP 2290 First National Building 660 Woodward Ave. Detroit, Michigan 48226-3506 (313) 465-7316

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large Accelerated Filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

TITLE OF SECURITIES TO BE REGISTERED	AMOUNT TO BE REGISTERED (1)		PROPOSED MAXIMUM OFFERING PRICE PER SHARE		PROPOSED MAXIMUM AGGREGATE OFFERING PRICE	AMOUNT OF REGISTRATION FEE
Common Stock, $0.01 par value per share	1,552,341	(2)	$7.95	(4)	$12,341,111	$1,347
Common Stock, $0.01 par value per share	2,179,320	(3)	$30.83	(5)	$67,188,436	$7,331

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (the “Registration Statement”) shall cover an indeterminate amount of additional shares of common stock, par value $0.01 per share (the “Common Stock”), of At Home Group Inc. (the “Registrant”) that may become issuable under the Amended and Restated At Home Group Inc. Equity Incentive Plan, as amended (the “2016 Equity Plan”), by reason of any stock dividend, stock split, reclassification, recapitalization, spin-off or any other similar transaction that affects the stock so that an adjustment is appropriate in order to prevent dilution of the rights of participants under the 2016 Equity Plan.
(2)	Represents shares of Common Stock issuable upon exercise of options that have been granted under the 2016 Equity Plan.
(3)	Represents shares of Common Stock available for future issuance under the 2016 Equity Plan, including shares of Common Stock available pursuant to the share counting and share recycling provisions of the 2016 Equity Plan upon the expiration, cancellation, forfeiture or other termination of previously-outstanding awards.
(4)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraph (h) of Rule 457 under the Securities Act. The proposed maximum offering price per share is based upon the weighted average exercise price for the shares of Common Stock underlying outstanding options pursuant to Rule 457(h) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act. The proposed maximum offering price per share is based upon the average of the high ($32.16) and low ($29.50) sales prices of the Common Stock as reported on the New York Stock Exchange on March 18, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by At Home Group Inc., a Delaware corporation (“At Home” or the “Registrant”), relating to an aggregate of 3,731,661 shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), that may be issued pursuant to the Amended and Restated At Home Group Inc. Equity Incentive Plan (the “2016 Equity Plan”). The Common Stock being registered hereunder is in addition to the 11,746,132 shares of Common Stock registered on the Registrant’s Form S-8 filed on April 5, 2017 (File No. 333-217155) (the “Prior Registration Statement”).

This Registration Statement relates to securities of the same class as that to which the Prior Registration Statement relates, and is submitted in accordance with General Instruction E to Form S-8 regarding the registration of additional securities. Pursuant to such instruction, the contents of the Prior Registration Statement are incorporated herein by reference and made part of this Registration Statement, except as amended hereby. In accordance with the instructional note to Part I of Form S-8, the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference

Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statement are incorporated herein by reference. The following documents, which have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant, are also incorporated by reference in this Registration Statement:

•	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, filed with the Commission on March 24, 2021;

•	The Registrant’s Current Report on Form 8-K filed with the Commission on February 1, 2021; and

•	The description of the Registrant’s Common Stock, which is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), contained in the Registration Statement on Form 8-A filed with the Commission on August 1, 2016, which incorporates by reference the description of the Common Stock contained in the prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act on August 4, 2016, as amended by the description of the Common Stock contained in Exhibit 4 to the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 30, 2021, and as further amended by any subsequent amendment or report filed for the purpose of updating such description.

In addition, all documents the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the filing of this Registration Statement, and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated herein by reference and are a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such prior statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 5.     Interests of Named Experts and Counsel

Not applicable.

Item 6.     Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”) allows a corporation to eliminate the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except in cases where the director breached his or her duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct or a knowing violation of the law, willfully or negligently authorized the unlawful payment of a dividend or approved an unlawful stock redemption or repurchase or obtained an improper personal benefit. The Registrant’s second amended and restated certificate of incorporation (the “Certificate of Incorporation”) contains a provision which eliminates directors’ personal liability as set forth above.

The Certificate of Incorporation and the second amended and restated bylaws of the Registrant provide in effect that the registrant shall indemnify its directors and officers to the extent permitted by the DGCL. Section 145 of the DGCL provides that a Delaware corporation has the power to indemnify its directors, officers, employees and agents in certain circumstances. Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding provided that such director, officer, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, provided that such director, officer, employee or agent had no reasonable cause to believe that his or her conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any director, officer, employee or agent, or former director, officer, employee or agent, who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer or employee of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith; that indemnification provided by Section 145 shall not be deemed exclusive of any other rights to which the party seeking indemnification may be entitled; and the corporation is empowered to purchase and maintain insurance on behalf of a director, officer, employee or agent of the corporation against any liability asserted against him or her or incurred by him or her in any such capacity or arising out of his or her status as such whether or not the corporation would have the power to indemnify him or her against such liabilities under Section 145. Any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct under such subsections. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion or (4) by the stockholders.

The Registrant has in effect insurance policies for general officers’ and directors’ liability insurance covering all of its officers and directors. In addition, the Registrant has entered into indemnification agreements with its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify each such director or officer for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by such director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers.

On December 24, 2012, the Registrant entered into a management agreement with AEA Investors LP and Starr Investment Holdings, LLC relating to the provision of their advisory and consulting services. Pursuant to the management agreement, the Registrant agreed to indemnify the service providers against any claims or liabilities relating to or arising out of actions taken by the service providers under the terms of the management agreement or the operation of the business, except for claims or liabilities that are shown to have resulted from actions taken by the service providers in bad faith, or due to the service providers gross negligence or willful misconduct. The management agreement was terminated on August 3, 2016; however, this indemnification provision survived the termination of the management agreement.

Item 8.     Exhibits

INDEX TO EXHIBITS

Exhibit

No.

4.1	Second Amended and Restated Certificate of Incorporation of At Home Group Inc. (incorporated by reference to Exhibit 3.1 to Amendment No. 6 to the Registrant's Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.2	Second Amended and Restated Bylaws of At Home Group Inc. (incorporated by reference to Exhibit 3.2 to Amendment No. 6 to the Registrant's Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.3	Specimen Common Stock Certificate of At Home Group Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 6 to the Registrant’s Registration Statement on Form S-1 filed on July 25, 2016 (File No. 333-206772)).

4.4	Amended and Restated At Home Group Inc. Equity Incentive Plan (incorporated by reference to Exhibit 10.14 to Amendment No. 6 to the Registrant’s Annual Report on Form 10-K filed on March 27, 2019 (File No. 001-37849)).

4.5	At Home Group Inc. Form of Notice of Grant and Nonqualified Stock Option Agreement (Time-Vesting) – Annual Grant (incorporated by reference to Exhibit 10.2 to the Registrant’s Quarterly Report on Form 10-Q filed on June 7, 2018 (File No. 001-37849)).

4.6	At Home Group Inc. Form of Notice of Grant and Nonqualified Stock Option Agreement (Special Transition Grant) (incorporated by reference to Exhibit 10.4 to the Registrant’s Quarterly Report on Form 10-Q filed on June 7, 2018 (File No. 001-37849)).

4.7	At Home Group Inc. Form of Notice of Grant and Nonqualified Stock Option Agreement - Annual Grant 2020 (incorporated by reference to Exhibit 10.37 to the Registrant's Annual Report on Form 10-K filed on May 19, 2020 (File No. 001-37849)).

5.1	Opinion of Honigman LLP (filed herewith).

23.1	Consent of Ernst & Young LLP, independent registered public accounting firm (filed herewith).

23.2	Consent of Honigman LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in City of Plano, State of Texas, on this 24th day of March, 2021.

AT HOME GROUP INC.

By:	/s/ JEFFREY R. KNUDSON
	Name:	Jeffrey R. Knudson
	Title:	Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby appoints Jeffrey R. Knudson and Mary Jane Broussard and each of them severally, acting alone and without the other, his/her true and lawful attorney-in-fact with full power of substitution or re-substitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign on such person’s behalf, individually and in each capacity stated below, any and all amendments, including post-effective amendments, to this Registration Statement on Form S-8, and to sign any and all additional registration statements relating to the same offering of securities of this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended (the “Securities Act”), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ LEWIS L. BIRD III	Chief Executive Officer & Chairman of the Board of Directors	March 24, 2021
Lewis L. Bird III	(Principal Executive Officer)

/s/ JEFFREY R. KNUDSON	Chief Financial Officer	March 24, 2021
Jeffrey R. Knudson	(Principal Financial Officer)

/s/ LAURA L. BRACKEN	Chief Accounting Officer	March 24, 2021
Laura Bracken	(Principal Accounting Officer)

/s/ STEVE K. BARBARICK	Director	March 24, 2021
Steve K. Barbarick

/s/ WENDY BECK	Director	March 24, 2021
Wendy Beck

/s/ PAULA L. BENNETT	Director	March 24, 2021
Paula L. Bennett

/s/ JOHN J. BUTCHER	Director	March 24, 2021
John J. Butcher

/s/ ELISABETH B. CHARLES	Director	March 24, 2021
Elisabeth B. Charles

/s/ JOANNE C. CREVOISERAT	Director	March 24, 2021
Joanne C. Crevoiserat

/s/ PHILIP L. FRANCIS	Director	March 24, 2021
Philip L. Francis

/s/ KENNETH SIMRIL	Director	March 24, 2021
Kenneth Simril

/s/ LARRY D. STONE	Director	March 24, 2021
Larry D. Stone